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                                                                     EXHIBIT 4.5

                      SECOND AMENDMENT TO CREDIT AGREEMENT
                      ------------------------------------

         THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this "Amendment"), dated as of June 29, 2001 (the "Second Amendment Effective Date"), is by and among CORRPRO COMPANIES, INC., an Ohio corporation (the "Company"), CSI COATING SYSTEMS INC. (the "Canadian Borrower" and, together with the Company, the "Borrowers"), the lenders set forth on the signature pages hereof (collectively, the "Lenders") and BANK ONE, MICHIGAN, a Michigan banking corporation, as agent for the Lenders (in such capacity, the "Agent").


                                    RECITALS

         A. The Borrowers, the Agent and the Lenders are parties to an Amended and Restated Credit Agreement dated as of June 9, 2000 (as now and hereafter amended, the "Credit Agreement"), pursuant to which the Lenders agreed, subject to the terms and conditions thereof, to extend credit to the Borrowers.

         B. The Credit Agreement was amended by a First Amendment to Credit Agreement dated as of October 19, 2000 (the "First Amendment") among the Borrowers, the Lenders and the Agent, pursuant to which the parties agreed to modify certain terms and conditions of the extension of credit to the Borrowers.

         C. The Credit Agreement (as modified by the First Amendment), all promissory notes executed by either Borrower in favor of the Agent and/or the Lenders, and any and all of the Collateral Documents executed by any Loan Party (including without limitation all Security Agreements, Mortgages, Guaranties, pledges of stock and other instruments, documents or agreements of any kind evidencing or securing the indebtedness of either Borrower in favor of the Lenders) are sometimes referred to collectively as the "Loan Documents."

         D. Certain Defaults have occurred under the Credit Agreement due to breaches of Sections 6.19.1 and 6.19.2 of the Credit Agreement as of the fiscal quarter ending March 31, 2001 (the "Existing Defaults"). Based upon the request of the Borrowers and the Guarantors, the Agent and the Lenders temporarily waived the Existing Defaults subject to the terms and conditions set forth in a certain letter dated May 29, 2001 (the "Waiver Letter").

         E. The temporary waiver set forth in the Waiver Letter is due to expire by its terms on June 29, 2001. Upon such expiration, as a consequence of the Existing Defaults, among other things, (i) the Required Lenders have the right at any time to declare all indebtedness owed to the Lenders by the Borrowers and all other obligations owed to the Lenders or the Agent under the Loan Documents to be immediately due and payable, pursuant to Section 8.1 of the Credit Agreement, and (ii) the Lenders have no obligation to advance further loans or credit to the Borrowers, pursuant to Sections 4.2 and 8.1 of the Credit Agreement

         F. The Borrowers have requested, notwithstanding the Existing Defaults, that the Agent and the Lenders (i) continue to advance Revolving Credit Loans to the Borrowers under certain modified terms and conditions of lending, (ii) extend the waiver of the Existing Defaults and (iii) forbear from exercising remedies available under the Loan Documents or at law or in equity, all in order to (a) permit the Borrowers to develop and implement a business plan and financial strategy to improve their business operations and financial condition and (b) permit the Borrowers to develop and implement a potential financial restructuring plan and strategy that would address, inter alia, repayment of the indebtedness owed to the Lenders.

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         G. As of June 9, 2001, the Company is indebted to the Lenders on account of U.S. Revolving Credit Loans under the Credit Agreement in the aggregate principal amount of U.S. $31,500,000.00 plus accrued interest. As of June 14, 2001, the Canadian Borrower is indebted to the Lenders on account of Canadian Revolving Credit Loans under the Credit Agreement in the aggregate principal amount of CAD $8,442,484.03. As of June 25, 2001, Facility LCs have been issued for the account of the Borrowers in the aggregate face amount of U.S. $246,099.56.

         H. In addition to the indebtedness described in the preceding recital, pursuant to the terms of the Credit Agreement the Borrowers are indebted to the Agent and the Lenders for certain fees, expenses and costs incurred by or on behalf of the Agent and the Lenders.

         I. The Obligations under the Credit Agreement, together with any other obligations of the Borrowers to the Agent or the Lenders under the Loan Documents, are unconditionally guaranteed by the Guarantors.

         J. To secure payment of the Obligations and the Noteholder Obligations, including, without limitation, the indebtedness described in the foregoing recitals, each Borrower and each Guarantor has granted to the Collateral Agent, for the benefit of itself, the Lenders and the Noteholders, a first-priority security interest in, without limitation, all of such Borrower's and such Guarantor's present and future accounts, documents, instruments, general intangibles, chattel paper, furniture, fixtures, machinery, equipment, inventory and all other assets of the Borrowers and the Guarantors, including books and records relating thereto and all substitutions, replacements, additions, accessories, products and proceeds thereof, and including a pledge of corporate stock and deeds of trust or mortgages of real property, which security interest is a duly perfected first-priority security interest.

         K. Based upon the foregoing recitals, and without waiving any existing or future rights or remedies which the Agent and/or the Lenders may have against the Borrowers or any Guarantor, the Agent and the Lenders are willing to amend the terms of the Credit Agreement and to forbear from exercising remedies available to them at the present time, for a limited period of time, all under the terms and conditions expressly set forth herein.



                                      TERMS

         In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:


                                   ARTICLE 1.
                      DEFAULT AND RESTRUCTURING PROVISIONS
                      ------------------------------------

         1.1 AFFIRMATION OF RECITALS. The Borrowers and the Guarantors hereby acknowledge and affirm the accuracy of the foregoing recitals.

         1.2 EXISTING DEFAULTS. The Borrowers acknowledge the occurrence of the Existing Defaults and, but for the provisions of the Waiver Letter, the continuation of such Existing Defaults through the date of this Amendment. As a result of the Existing Defaults, the Borrowers acknowledge that, but for the waiver set forth in this Amendment, the Required Lenders have the right at any time to declare all indebtedness owed by the Borrowers to the Lenders to be immediately due and payable.


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         1.3 RESTRUCTURING CONDITIONS. Subject to strict compliance with the terms and conditions set forth herein, the Lenders agree to forbear from enforcing their rights and remedies based on the Existing Defaults while the Borrowers and their consultants develop and implement their plan for improvement of the Borrowers' business and financial condition, provided that (i) the Lenders' waiver of the Existing Defaults shall be solely in accordance with the terms and conditions set forth herein and (ii) such agreement to forbear shall not create a waiver of the right of the Agent or the Lenders, upon the occurrence of a default hereunder or a Default (other than the Existing Defaults) under the Loan Documents, to enforce available rights and remedies at any time, in their sole discretion, in accordance with the Credit Agreement (as modified herein) and the other Loan Documents. Absent an earlier default hereunder or Default (other than the Existing Defaults) under the Loan Documents, the period during which the Lenders shall forbear is from the Second Amendment Effective Date through November 30, 2001 (the "Restructuring Period"). The Lenders' forbearance shall be governed by and subject to the following terms and conditions:

                           a. The Borrowers shall keep the Agent, the Lenders
                  and their consultants apprised of the Borrowers' business and financial operations and of any material discussions and negotiations (other than discussions or negotiations in the ordinary course of the Borrowers' business) pertaining to lessors, vendors, suppliers, customers, other creditors, joint venture partners or potential purchasers of any business segments or significant assets of any Borrowers. Reports on such matters shall be provided periodically and not less frequently than monthly.

                           b. Notwithstanding any prior practice, the Borrowers
                  shall strictly comply with the financial reporting requirements under the Loan Documents, as modified herein. In addition to the reporting requirements set forth in Section
                  6.1 of the Credit Agreement (as modified herein), (i) not later than Wednesday of each week during the Restructuring Period, the Borrowers and their financial advisors will deliver to the Agent and the Lenders, in form and detail satisfactory to the Agent, weekly updates to the detailed 13-week rolling cash flow forecast as required under Section
                  4.4 of this Amendment; (ii) not later than the twentieth
                  (20th) day of each month during the Restructuring Period, the Borrowers and their financial advisors will deliver to the Agent and the Lenders, in form and detail satisfactory to the Agent, (x) a summary of agings of accounts payable and accounts receivable for the Borrowers as of the end of the prior month, (y) a duly-executed Borrowing Base Certificate as of the last Business Day of the prior month, together with supporting information as required by the Credit Agreement, and (z) a duly-executed Compliance Certificate with respect to the cash flow restrictions set forth in subparagraph f below;
                  (iii) the Company shall, immediately upon receipt thereof, deliver to the Agent copies of any correspondence, letters of intent, agreements or similar documents pertaining in any manner to any proposed sale or other disposition of any assets of the Company or its Subsidiaries other than in the ordinary course of business; and (iv) the Company shall provide to the Agent, within five (5) business days following any request by the Agent, a current listing of correct names and addresses of account debtors (together with periodic updates to such listing upon request by the Agent). If requested by the Agent, the Borrowers promptly shall provide detailed backup for the monthly summary of agings of accounts payable and accounts receivable.

                           c. The Borrowers shall pay when due all amounts owed
                  to the Agent and the Lenders under the Loan
                  Documents.


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                           d. The aggregate outstanding amount of the Revolving
                  Credit Loans, together with the face amount of any Facility LCs, shall not exceed the maximum amount described in Article 2 of this Amendment.

                           e. All representations and warranties made by the
                  Borrowers under this Amendment shall be true and correct.

                           f. (i) There shall be no change having a Material
                  Adverse Effect on the financial performance or condition of the Borrowers as compared with the projections submitted to and approved by the Agent and the Lenders in the Accepted Forecast pursuant to Section 4.4 of this Amendment.

                           (ii) For each "Measuring Period" (defined below)
                  during the Restructuring Period, the actual cumulative "Net Cash Flow" (defined below) of the Company and its domestic Subsidiaries on a consolidated basis during such Measuring Period shall equal or exceed the projected cumulative Net Cash Flow for such Measuring Period as set forth in the Accepted Forecast, within a negative variance of $1,500,000 for each Measuring Period. The term "Net Cash Flow" shall mean the excess (if any) of the consolidated aggregate cash receipts of the Company and its domestic Subsidiaries during the relevant period (excluding (a) any advances of Loans under the Credit Agreement and (b) the amount of Net Cash Proceeds generated by any transaction and distributed to the Lenders as required by the Credit Agreement) compared to the consolidated aggregate cash disbursements of the Company and its domestic Subsidiaries during such period for operating expenses, taxes and debt service (but excluding principal repayments and interest payments to the Lenders and to the Noteholders), all as shown on the reports required pursuant to Section 4.4 of this Amendment and prepared in a manner consistent with the presentation set forth in the Accepted Forecast. The cumulative Net Cash Flow of the Company and its domestic Subsidiaries shall be measured as of the end of each calendar month, for the cumulative period commencing July 1, 2001 and ending on the last day of each successive month (each a "Measuring Period") (i.e., the first Measuring Period shall be a one-month period commencing July 1, 2001 and ending July 31, 2001, the second Measuring Period shall be a two-month period commencing July 1, 2001 and ending August 31, 2001, etc.).

                           (iii) The Borrowers shall not, absent the prior
                  written consent of the Required Lenders, (a) disburse any funds for purposes other than those set forth in the Accepted Forecast or (b) disburse any funds in an amount that would cause a violation of the net cash flow restrictions set forth above, and shall not in any event disburse any funds in a manner inconsistent with any other restrictions set forth in this Amendment or the Loan Documents.

                           g. The Company will not permit the Consolidated
                  EBITDA of the Company and its Subsidiaries (less the sum of (w) the fee required under subparagraph t below, (x) any fee required under the amendment referenced in Section 5.10(g) hereof, (y) any fees and disbursements of professionals retained by the Agent, the Lenders or the Noteholders for which the Company is responsible to reimburse the Agent or the Lenders and (z) any fees and disbursements incurred by the Company during the Restructuring Period, up to a maximum of $500,000, to any lawyer or consultant referenced in subparagraph q below) to be less than (i) $6,687,000 for the four consecutive fiscal quarters ending June 30, 2001, (ii) $8,628,000 for the four consecutive fiscal quarters ending September 30, 2001, (iii)

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                  $8,860,000 for the four consecutive fiscal quarters ending
                  December 31, 2001, or (iv) $14,598,000 for the four consecutive fiscal quarters ending March 31, 2002.

                           h. No action or proceeding shall be commenced against
                  any Borrower that would, if adversely determined, cause a Material Adverse Effect or prevent, impair or delay the completion of the Borrowers' business improvement plan. With respect to those actions or proceedings currently pending (as listed on Schedule 1.3h hereof), there shall be no event that would cause a Material Adverse Effect or prevent, impair or delay the completion of the Borrowers' business improvement plan.

                           i. Absent prior approval on behalf of the Agent and
                  the Lenders, no Borrower shall (i) file with any bankruptcy court or be the subject of any petition under title 11 of the United States Code (the "Bankruptcy Code"), (ii) be the subject of any order for relief issued under the Bankruptcy Code, (iii) file or be the subject of any petition seeking any liquidation, reorganization, adjustment, protection, arrangement, composition, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, (iv) have sought or consented to or acquiesced in the appointment of any receiver, trustee, conservator, liquidator, custodian or other similar official, or (v) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any liquidation, reorganization, adjustment, protection, arrangement, composition, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, reorganization or other relief for debtors.

                           j. The Agent, the Lenders or their representatives or
                  consultants shall be permitted to conduct field examinations of the Company and its Subsidiaries and audits of any collateral securing the obligations of the Borrowers to the Lenders. The Borrowers acknowledge that a field examination will be undertaken on behalf of the Lenders contemporaneously with the execution of this Amendment; the results of such field examination must be acceptable to the Agent and the Required Lenders in the exercise of their sole and absolute discretion. The Borrowers shall compensate the Agent or the Lenders for such audits in accordance with the Agent's or each Lender's schedule of fees, as applicable, and as such schedules may be amended from time to time. The foregoing permission to conduct audits shall not restrict or impair the right of the Agent or the Lenders to inspect the collateral and any records pertaining thereto at such times and at such intervals as the Agent or the Required Lenders may require. Further, the Borrowers acknowledge and agree that the Agent, on behalf of itself and the Lenders, reserves the right to engage the services of one or more appraisers to evaluate the properties of the Company and its Subsidiaries. The Borrowers acknowledge their responsibility to reimburse the Agent for the fees and disbursements incurred by such parties in connection with such engagements.

                           k. Neither the Company nor any of its Subsidiaries
                  shall take any action or fail to take any action within its reasonable control that would cause a material adverse change in the ability of the Company and its Subsidiaries to obtain supplies or other assets to continue their operations. Upon the occurrence of any event not within the reasonable control of the Company or its Subsidiaries that would cause a material adverse change in the ability of the Company and its Subsidiaries to obtain supplies or other assets to continue their operations, the Company shall immediately initiate and diligently complete such actions as may be necessary to avoid any impairment or delay in the operations of the Company and its Subsidiaries.

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                           l. Notwithstanding anything in the Credit Agreement
                  to the contrary (including without limitation the provisions of Section 6.11 of the Credit Agreement), during the Restructuring Period, absent the prior written consent of the Required Lenders, the Company shall not, and shall not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than Indebtedness as permitted under subsections 6.11(i), (ii), (iii), (iv), (v),
                  (vii) and (viii) of the Credit Agreement (with respect to clause (vii), only to the extent that such Indebtedness is in existence immediately prior to the Second Amendment Effective date as described in Schedule 1.3l, provided that no increase in the amount thereof shall be permitted).

                           m. During the Restructuring Period, absent the prior
                  written consent of the Required Lenders, the Company shall not, and shall not permit or cause any of its Subsidiaries to, create, incur or suffer to exist any Lien other than Liens as permitted under Section 6.15 of the Credit Agreement.

                           n. Notwithstanding anything in the Credit Agreement
                  to the contrary (including without limitation the provisions of Section 6.13 of the Credit Agreement), during the Restructuring Period, neither the Company nor any of its Subsidiaries shall agree to or consummate the sale, assignment, lease, conveyance, transfer or other disposition of any of its assets, except for (i) sales of inventory in the ordinary course of business, (ii) the disposition in the ordinary course of business of assets no longer required for business operations, provided that such assets shall not have a value exceeding $10,000 per item and $100,000 in the aggregate on a cumulative basis during the Restructuring Period, or (iii) the disposition of other assets under terms approved by the Required Lenders as evidenced by the prior written consent of the Agent (provided that such consent shall require the approval of all of the Lenders in the event of any proposed disposition of all or substantially all of the Collateral).

                           o. Notwithstanding anything in the Credit Agreement
                  to the contrary (including without limitation the provisions of Sections 6.12 and 6.14 of the Credit Agreement), during the Restructuring Period, absent the consent of the Required Lenders, neither the Company nor any of its Subsidiaries shall agree to or consummate, or make or suffer to exist, any Investment or Acquisition, or extend credit to any other Person, or extend any credit to any other Person, or enter into any merger or consolidation, or enter into any similar business arrangement or combination, except for transactions permitted under subsections 6.14 (i) and (ii) of the Credit Agreement (with respect to clause (ii), only to the extent in existence immediately prior to the Second Amendment Effective
                  Date).

                           p. Notwithstanding anything in the Credit Agreement
                  to the contrary, during the Restructuring Period neither the Company nor any of its Subsidiaries shall advance any loans or credit to any officer, director, stockholder or other Affiliate of the Company or any of its Subsidiaries, or otherwise enter into any similar transaction (provided that the Company may continue to implement intercompany transactions with its Wholly-Owned Subsidiaries consistent with past practice), nor shall the Company or any of its Subsidiaries forgive or defer any payment of principal or interest with respect to any existing loan or advance to any such officer, director, stockholder or other Affiliate.

                           q. Not later than July 13, 2001, the Borrowers shall
                  engage, and shall continue to engage for at least the duration of the Restructuring Period, at the Borrowers' sole cost and expense, one or more financial consultants acceptable to the Agent and the Required

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                  Lenders. The scope of the engagement of any financial
                  consultants shall be acceptable to the Agent and the Required Lenders.

                           r. Notwithstanding anything in the Credit Agreement
                  to the contrary (including without limitation the provisions of Sections 6.10 of the Credit Agreement), during the Restructuring Period, absent the prior written consent of the Required Lenders, the Company shall not, and shall not permit or cause any of its Subsidiaries to declare or pay any dividends or make any distributions on its Capital Stock or redeem, repurchase or otherwise acquire or retire any of its Capital Stock, provided that any Subsidiary may continue to declare and pay dividends or make distributions to the Company or to a Wholly-Owned Subsidiary consistent with past practice.

                           s. During the Restructuring Period, neither the
                  Company nor any of its Subsidiaries shall pay any discretionary bonus or similar compensation award to any of their respective officers or employees except pursuant to a comprehensive plan approved by the Required Lenders. The preceding sentence shall not limit the right of the Company or its Subsidiaries to pay any bonus (i) required under any written employment agreement, incentive plan or similar "guaranteed" bonus plan in existence immediately prior to the Second Amendment Effective Date or (ii) negotiated as part of a recruitment "signing bonus" consistent with past practice. Upon request, the Company shall deliver to the Lenders and the Agent copies of any applicable employment agreements, incentive plans or similar "guaranteed" bonus plans.

                           t. Upon execution of this Amendment, the Company
                  shall pay to the Agent, for the benefit of the Lenders, an amendment fee in the amount of $140,625.00.

                           u. Commencing on the Second Amendment Effective Date
                  and thereafter, there shall be no principal payments made to the Noteholders in respect of the Noteholder Obligations unless, simultaneously with the making of any such payment, the Borrowers pay to the Lenders the "Reduction Amount" (as such term is defined in Article 2 of this Amendment). Upon payment to the Lenders of the Reduction Amount, the Borrowing Base and the Aggregate Commitments shall be permanently reduced by such amount, which may not be reborrowed.

                           v. Notwithstanding anything in the Credit Agreement
                  to the contrary, the Borrowers shall not, and shall not permit any Subsidiary to, make any Capital Expenditures that exceed in the aggregate for the Borrowers and their Subsidiaries $1,750,000 during the fiscal year ending March 31, 2002.

                           w. There shall be no other Default or Unmatured
                  Default under the Credit Agreement (as modified herein) or the other Loan Documents (except for the Existing Defaults expressly acknowledged and waived in this Amendment through the effective date hereof).

Notwithstanding the provisions of this Section 1.3, all indebtedness of the Borrowers to the Lenders shall be due and payable on demand in the discretion of the Required Lenders upon expiration or termination of the Restructuring Period as provided in Section 1.10 hereof or any failure of any one or more of the conditions set forth in this Section 1.3. Further, any failure of any one or more of the conditions set forth in this Section 1.3 shall constitute a Default under the Loan Documents (without the necessity of any notice or cure period).


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      1.4 NO COURSE OF DEALING; REVIEW OF THE BORROWERS' BUSINESS PLAN.
The Borrowers and the Guarantors acknowledge and agree that notwithstanding any course of dealing between the Borrowers and the Lenders prior to the date hereof, the Lenders shall have no obligation to make Loans to the Borrowers outside of the strict conditions and requirements of the Credit Agreement (as modified herein) nor to forbear from exercising available remedies except as expressly set forth herein. Notwithstanding any past practice, the Borrowers and the Guarantors agree that (i) the Agent and the Lenders shall not be obligated or expected to honor any "overdrafts" or items for which funds of the Borrowers are not immediately available, and (ii) the Agent and the Lenders shall not be obligated or expected to provide any credit references on behalf of the Borrowers, and any inquiries in this regard may be referred back to the Borrowers or their advisors. The Agent and the Lenders shall be under no obligation whatsoever to consent to the Borrowers' updated and revised business plan as the same may be further revised from time to time, and instead the Agent's and the Lenders' consideration of the Borrowers' updated and revised business plan shall be undertaken by the Agent and the Lenders in their sole and absolute discretion. The Agent's and the Lenders' consideration of the Borrowers' updated and revised business plan shall be without prejudice to (i) the possibility that the Agent or the Lenders may conclude that such business plan, as further revised from time to time, does not adequately address the Borrowers' defaults under the Loan Documents and/or the potential erosion of collateral supporting the Borrowers' indebtedness to the Lenders, or (ii) the right of the Agent or the Lenders, in accordance with the terms hereof, to exercise rights or remedies available due to defaults under the Loan Documents (as modified herein).

      1.5 DOMINION OF FUNDS; TRANSFER OF ACCOUNTS; CASH MANAGEMENT SERVICES. (a) Each Borrower shall enter into a dominion of funds arrangement with the Collateral Agent and shall execute and deliver any and all further documents necessary or desirable to implement such dominion of funds arrangement, including without limitation any lock box agreements or blocked account agreements. Such dominion of funds arrangement will be implemented at such time as the Collateral Agent may direct. Upon such implementation, to the extent that any Borrower receives any wire transfer or electronic payment in lieu of payment of accounts by cash, check or other item, the Collateral Agent is authorized, immediately upon the receipt of such wire transfer or electronic payment, to transfer the proceeds thereof into the cash collateral account maintained in accordance with the dominion of funds arrangement for purposes of application against the Loans, the other Obligations and the Noteholder Obligations.

         (b) With respect to any domestic bank account maintained on behalf of any Borrower or its Subsidiaries at any financial institution other than the Agent or one of the Lenders, such Borrower or such Subsidiary shall, not later than July 13, 2001, close such accounts and maintain its banking accounts with the Agent or one or more of the Lenders, unless the Agent shall otherwise consent in writing. Branch facilities of the Company or its Subsidiaries shall be permitted to maintain existing imprest cash accounts, with balances not to exceed $10,000 per account, at other financial institutions. Such accounts, together with the purpose of each account, are listed on Schedule 1.5.

         (c) The Borrowers shall, promptly upon request by the Agent, implement a cash management system acceptable to the Agent. The Borrowers shall comply strictly with all procedures and requirements established from time to time by the Agent or any applicable Lender with respect to any cash management or similar services provided by the Agent or such Lender. Any obligations owed by the Borrowers to the Agent or any Lender in connection with any cash management services shall be deemed included within the term "Obligations" as defined in the Credit Agreement and shall be secured by the Collateral. Similarly, all treasury management risks of the Agent or any Lender shall be shared by all of the Lenders, shall be deemed included within the term "Obligations" as defined in the Credit Agreement and shall be secured by the Collateral. With respect to any losses incurred prior to September 30, 2001 in connection with any cash management or

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treasury management services, the Collateral shall be available to defray such losses only to the extent that the other Obligations have been satisfied in full. With respect to any losses incurred on or after September 30, 2001 in connection with any cash management or treasury management services, (i) to the extent that such losses in the aggregate are equal to or less than $4,250,000, such losses shall be treated pari passu with all other Obligations and (ii) to the extent that such losses in the aggregate exceed $4,250,000, the Collateral shall be available to defray such excess amount only to the extent that the remaining other Obligations have been satisfied in full.

      1.6 COOPERATION WITH THE AGENT, THE LENDERS AND THEIR FINANCIAL Consultants. Each Borrower agrees that it will make all of its records available to the Agent and the Lenders and any financial consultant retained by them and will make all of its personnel available to the Agent and the Lenders and such consultants during normal business hours for inquiry as to its business, financial condition and prospects, and that it will otherwise fully cooperate with the Agent, the Lenders and their financial consultants in assisting the Lenders to conduct such analyses as they may wish to make of the Borrowers and their financial condition.

      1.7 Defaults. In addition to any events of default specified in the Loan Documents, the following shall constitute a Default under this Amendment and under the Loan Documents:

         a. Any Borrower or any Guarantor shall fail to comply with, perform or observe any term, condition, covenant or agreement set forth in this Amendment;

         b. Any representation or warranty of Borrowers or Guarantors contained in this Amendment shall be untrue in any material respect when made or shall, during the term of this Amendment, become impaired, untrue or misleading;

         c. With the exception of the Existing Defaults as of the date hereof, the occurrence of any new or further violation of the sections of the Credit Agreement implicated by any of the Existing Defaults;

         d. The occurrence of any default under the Senior Note Agreement;

         e. Any further change having a Material Adverse Effect shall occur in business, properties, operations or condition (financial or otherwise) of any Borrower or any Guarantor; or

         f. The Aggregate Total Outstandings of all Lenders shall on any date exceed the Borrowing Base (as such term is modified and defined in Article 2 of this Amendment) as of such date, and the Borrowers shall fail to pay on such date not less than the amount of such excess for application against the Aggregate Total Outstandings.

      1.8 EXPIRATION; NO FURTHER EXTENSION IMPLIED. The Borrowers and the Guarantors acknowledge that the Agent and the Lenders have no obligation to extend the term of the Restructuring Period or extend the Facility Termination Date, or forbear from enforcing their rights and remedies before the end of the Restructuring Period in the event of any failure of any one or more of the terms and conditions expressed herein, that no course of dealing that would permit arguing for further extensions contrary to the Lenders' wishes exists or is capable of being inferred, and that nothing contained herein or otherwise is intended to be a promise or agreement to continue to extend the term of the Restructuring Period beyond November 30, 2001 or the Facility Termination Date beyond April 30, 2002 or to extend any further credit to the Borrowers. Furthermore, no future agreement by the Agent and the Lenders to continue to extend the term of the Restructuring Period beyond November 30, 2001 or the Facility Termination Date beyond April 30, 2002 or any other agreement shall be valid or enforceable unless it is contained in a final written agreement signed by authorized representatives of the Agent and the Required Lenders. Preliminary understandings or agreements on one or more issues during the course of any negotiations and prior to the finalization thereof shall not be binding unless and until such a final written agreement is executed on behalf of the applicable parties.

      1.9 BUSINESS AND FINANCIAL CONSULTANT. The Agent and the Lenders acknowledge that the Borrowers' agreement to retain a financial consultant acceptable to the Agent and the Required Lenders ("Consultant") has materially contributed to the willingness of the Agent and the Lenders to enter into this Amendment. Each Borrower agrees to promptly provide to the Agent and the Lenders all financial reports, projections and other information as may be provided to it by Consultant or as may be provided to Consultant by the Borrowers, and agrees to cause Consultant to prepare and deliver to the Agent and the Lenders such other reports and information concerning the business and financial condition of the Borrowers as the Agent or the Lenders shall from time to time request. The Borrowers acknowledge and agree that the Agent, the Lenders, their consultants and counsel shall have direct access to Consultant, and Consultant is authorized to discuss information related to the Borrowers with the Agent, the Lenders or their consultants or counsel.

      1.10 REMEDIES UPON DEFAULT OR TERMINATION. The Restructuring Period shall expire automatically upon the earlier to occur of (a) a further Default or a default under this Amendment or any document or agreement comprising the Loan Documents, and without notice or an opportunity to cure such Default or default under this Amendment, or (b) November 30, 2001 in the absence of a further written agreement among the Borrowers, the Agent and the Required Lenders pertaining to the repayment of the Borrowers' obligations. Upon the expiration of the Restructuring Period and in the absence of (i) a further written agreement among the Borrowers, the Agent and the Required Lenders pertaining to the repayment of the Borrowers' obligations or (ii) the Borrowers then being in full compliance with all provisions of the Loan Documents (as amended by this Amendment but without the benefit of any waiver of defaults except as expressly provided in Section 5.3 of this Amendment), upon the election of the Required Lenders but without further notice, all of the Borrowers' obligations to the Lenders shall be immediately due and payable (to the extent not already due and payable), all undertakings of the Agent and the Lenders hereunder, including without limitation the Agent's and the Lenders' forbearance, shall terminate without notice to the Borrowers and without the requirement of any further action by or on behalf of the Agent or the Lenders, the waiver of the Existing Defaults as set forth herein shall be deemed rescinded ab initio, and the Agent or the Lenders shall have the right to exercise any remedies provided in this Amendment or any of the Loan Documents, or under applicable law or in equity. All rights and remedies of the Agent and the Lenders shall be cumulative and not exclusive, and the Agent or the Lenders shall be entitled to pursue one or more rights and/or remedies simultaneously or sequentially without the necessity of an election of remedies.

      1.11 RESERVATION OF RIGHTS; NO WAIVER BY CONDUCT. This Amendment grants a limited forbearance until November 30, 2001 only, or until an earlier Default, upon the terms and conditions set forth in this Amendment. Excepting only the waiver of the Existing Defaults as set forth herein, nothing herein shall be deemed to constitute a waiver of any new Unmatured Defaults or Defaults of any other provision of any of the documents referred to herein, and nothing herein shall in any way prejudice the rights and remedies of the Agent and/or the Lenders under any of the documents referred to herein or applicable law. Further, the Agent and the Lenders shall have the right to waive any conditions set forth in this Amendment and/or such documents, in their sole discretion, and any such waiver shall not prejudice, waive or reduce any other right or remedy which the Agent or the Lenders may have against the Borrowers or the Guarantors. No waiver of the rights or any condition of this Amendment and/or any other document by the Agent or the Lenders shall be effective unless the same shall be contained in a writing signed by authorized representatives of the Agent or the Lenders, as the case may be, in the manner required by Section 8.2 of the Credit Agreement. No course of dealing on the part of the Agent or the Lenders, nor any delay or failure on the part of the Agent or the Lenders in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege.

      1.12 LIMITATIONS ON CERTAIN ADVANCES. Notwithstanding the provisions of Sections 2.7 and 2.8 of the Credit Agreement, during the Restructuring Period (and, absent a further written agreement among the Borrowers and the Lenders to the contrary, thereafter until the Facility Termination Date) each Borrower agrees that the Lenders shall not be obligated to advance any Eurocurrency Loan and the Borrowers shall not request new Eurocurrency Advances, and any existing Eurocurrency Loans shall, at the end of the applicable Interest Period therefor, automatically be converted into a Floating Rate Loan.

      1.13 SURVIVAL. All representations, warranties, covenants, agreements, releases and waivers made by or on behalf of the Borrowers or any Guarantor under this Amendment shall survive and continue after the expiration or termination of the Restructuring Period.


                                   ARTICLE 2.
                                   AMENDMENTS
                                   ----------

         Effective as of the Second Amendment Effective Date, the Credit Agreement shall be amended as follows:

      2.1 The definition of "Borrowing Base" in Section 1.1 of the Credit Agreement is restated in its entirety as follows:

                  "Borrowing Base" means, as of any date, the lesser of (i) the Second Amendment Borrowing Base Sublimit or (ii) the sum, based on the U.S. Dollar Equivalent thereof, of (a) an amount equal to 75% of the amount of Eligible Accounts Receivable, plus (b) an amount equal to 40% of the amount of Eligible Inventory.

      2.2 The definition of "Payment Date" in Section 1.1 of the Credit Agreement is restated in its entirety as follows:

                  "Payment Date" shall mean the last Business Day of each month.

      2.3 A new definition of "Reduction Amount" is added to Section 1.1 of the Credit Agreement in appropriate alphabetical order, stating as follows:

                  "Reduction Amount" shall mean the product of (i) the amount of any principal payment made after the Second Amendment Effective Date to the Noteholders under the Senior Note Agreement and (ii) the Reduction Ratio as calculated immediately prior to such principal payment.

      2.4 A new definition of "Reduction Payment" is added to Section 1.1 of the Credit Agreement in appropriate alphabetical order, stating as follows:

                   "Reduction Payment" shall mean any principal prepayment made by the Borrowers after the Second Amendment Effective Date in accordance with Section 2.6.8(a).

      2.5 A new definition of "Reduction Ratio" is added to Section 1.1 of the Credit Agreement in appropriate alphabetical order, stating as follows:

                  "Reduction Ratio" shall mean, as of any date, the ratio of (i) the Second Amendment Borrowing Base Sublimit (as the same may be reduced or increased from time to time) on such date to
                  (ii) the aggregate outstanding principal amount under the Senior Note Agreement on such date. As of the Second Amendment Effective Date, the Reduction Ratio is one and one-third (1.33).

      2.6 A new definition of "Second Amendment Borrowing Base Sublimit" is added to Section 1.1 of the Credit Agreement in appropriate alphabetical order, stating as follows:

                  "Second Amendment Borrowing Base Sublimit" shall mean, as of any date, $40,000,000 less the aggregate amount of any Reduction Payments received by the Lenders on a cumulative basis on or prior to the date of calculation, provided that the Second Amendment Borrowing Base Sublimit may be increased from time to time upon the written consent of all of the Lenders.

      2.7 A new definition of "Second Amendment Effective Date" is added to
Section 1.1 of the Credit Agreement in appropriate alphabetical order, stating as follows:

                  "Second Amendment Effective Date" shall mean June 29, 2001.

      2.8 Section 2.6 of the Credit Agreement is amended by adding a new Section
2.6.8 at the end thereof, stating as follows:

                  2.6.8 (a) In addition to all other payments required hereunder, simultaneously upon the making of any principal payment to the Noteholders under the Senior Note Agreement at any time on or after the Second Amendment Effective Date, the Borrowers shall prepay the Aggregate Total Outstandings by an amount equal to the Reduction Amount. Such payments shall be applied to the Aggregate Total Outstandings on a pro rata basis between the U.S. Commitment and the Canadian Commitment, and such Commitments shall also be permanently reduced in connection with such prepayment.

                        (b) If, after giving effect to any Reduction Payment
                  required under subparagraph (a) above, the Aggregate Total Outstandings would not exceed the Borrowing Base, then such Reduction Payment need not be made, provided that, nevertheless, the Commitments and the Second Amendment Borrowing Base Sublimit shall each be permanently reduced by the Reduction Amount as if the Reduction Payment had been made.

      2.9 Section 2.9 of the Credit Agreement is amended by substituting the phrase "3% per annum" in lieu of the phrase "2% per annum" where such phrase appears in said Section 2.9.

      2.10 Section 2.16 of the Credit Agreement is deleted. As of the Second Amendment Effective Date, the Company shall not be permitted to request any Swing Loan nor shall the Agent be required to advance any Swing Loan.

      2.11 The last sentence of Section 2.19 of the Credit Agreement is deleted. All Collateral shall secure all Obligations under the Credit Agreement, together with any other obligations of the Borrowers to the Agent or the Lenders under the Loan Documents. Without limiting the generality of the foregoing, it is understood that the Collateral originally securing only the Canadian Revolving Credit Loans and the Canadian Facility Letter of Credit Obligations shall secure all Obligations, including without limitation the U.S. Revolving Credit Loans and the U.S. Facility Letter of Credit Obligations.

      2.12 Section 6.1 of the Credit Agreement is amended to insert the following subparagraph (xi) thereto:

                           (xi) As soon as available and in any event within
                  thirty (30) days after the end of each month, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, and the related consolidated statements of income and cash flows of the Company and its Subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, in form and detail acceptable to the Agent, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year and the variances, if any, from the most recent budget and forecast delivered to the Agent and the Lenders pursuant to
                  Section 4.4 of that certain Second Amendment to Credit Agreement dated as of June 29, 2001, and together with a duly executed compliance certificate in the form of Exhibit E;

      2.13 Section 6.19 of the Credit Agreement is amended by deleting Sections
6.19.1 and 6.19.2 and inserting the following in place thereof:

                  6.19.1 CONSOLIDATED FIXED CHARGE COVERAGE RATIO. The
         Company will not permit the Consolidated Fixed Charge Coverage Ratio of the Company and its Subsidiaries, determined as of the end of each of its fiscal quarters to be less than (I) 0.75 to 1.0 for the quarter ending June 30, 2001, (ii) 0.87 to 1.0 for the quarter ending September 30, 2001, (iii) 0.85 to 1.0 for the quarter ending December 31, 2001 and (iv) 1.18 to 1.0 for the quarter ending March 31, 2002.

                  6.19.2 LEVERAGE RATIO. The Company will not permit the Consolidated Leverage Ratio of the Company and its Subsidiaries, determined as of the end of each of its fiscal quarters, to be greater than (I) 9.82 to 1.0 for the period ending June 30, 2001, (ii) 8.12 to
         1.0 for the period ending September 30, 2001, (iii) 7.83 to 1.0 for the period ending December 31, 2001 and (iv) 4.08 to 1.0 for the period ending March 31, 2002.

      2.14 The Pricing Schedule attached to the Credit Agreement, as amended in the First Amendment, shall be further amended by substituting the following in place thereof:


                                PRICING SCHEDULE


          =================================  ===================================
                    APPLICABLE MARGIN
          ---------------------------------  -----------------------------------
                    Eurocurrency Rate                    4.00%
          ---------------------------------- -----------------------------------
                    Floating Rate                        2.50%
          ==================================  ==================================

          ==================================  ==================================
            APPLICABLE FACILITY FEE RATE
          ==================================  ==================================
                    Facility Fee                         0.75%
          ==================================  ==================================

          ==================================  ==================================
             APPLICABLE FACILITY LC RATE
          ==================================  ==================================
                    Facility LC Fee                      3.00%
          ==================================  ==================================



The amendment of such Pricing Schedule shall not restrict the right of the Lenders to impose the rates specified in Section 2.9 as a consequence of any new Default after the Second Amendment Effective Date.


                                   ARTICLE 3.
                                 REPRESENTATIONS
                                 ---------------
         Each Borrower represents and warrants to the Agent and the Lenders that:

      3.1 The execution, delivery and performance by it of this Amendment are within its powers, have been duly authorized by all necessary action and are not in contravention with any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, of the terms of its Articles of Incorporation or By-laws, or any contract or undertaking to which it is a party or by which it or its property is or may be bound.

      3.2 This Amendment is its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof.

      3.3 No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including, without limitation, any of its creditors or stockholders, is required on its part in connection with the execution, delivery and performance of this Amendment or as a condition to the legality, validity or enforceability of this Amendment.

      3.4 After giving effect to the amendments herein contained, the representations and warranties contained in Article V of the Credit Agreement are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof.

                                   ARTICLE 4.
                      ADDITIONAL COVENANTS OF THE BORROWERS
                      -------------------------------------

      Each Borrower shall:

      4.1 Promptly perform and observe, and cause each Guarantor to perform and observe, its respective obligations set forth in this Amendment.

      4.2 Cause each of the Guarantors to execute the Consent and Agreement at the end of this Amendment.

      4.3 Not later than July 27, 2001, prepare and deliver to the Agent and the Lenders a detailed business plan (which may consist of updates and revisions to the plan submitted to the Lenders in May, 2001), viability analysis and financial strategy to improve the Borrowers' business operations and financial condition, which plan and strategy shall address, inter alia, repayment of the indebtedness owed to the Lenders.

      4.4 Not later than July 27, 2001, prepare and deliver to the Agent and the Lenders an updated and detailed budget forecast for the remainder of the Restructuring Period, including financial and cash flow projections based upon Borrowers' business improvement plan, and such budget forecast and projections shall be acceptable to the Required Lenders (upon such acceptance, such budget forecast and projections shall be referred to as the "Accepted Forecast"). The cash flow projections shall be based on a rolling thirteen (13) week period for the remainder of the year 2001 and on a monthly basis thereafter. Projected capital expenditures shall be shown in the projections as a separate line item. Not later than Wednesday of each week (commencing August 1, 2001), the Borrowers shall update all applicable line items of the Accepted Forecast and cash flow projections to reflect actual results from the prior week and on a cumulative basis, and shall prepare and deliver to the Agent and the Lenders such update and a report of any variances between actual results and the Accepted Forecast originally approved by the Required Lenders.

      4.5 Promptly deliver to the Lenders such information as has previously been requested in writing by the Lenders, the Agent or the Agent's financial consultant.

      4.6 To the extent requested by the Agent and to the extent not cost prohibitive (as determined by the Agent), promptly (within five (5) days after such request) cause each of its Foreign Subsidiaries to execute and deliver to the Agent one or more guarantees (in form and substance satisfactory to the Agent) of the Borrowers' indebtedness in favor of the Lenders.

      4.7 To the extent requested by the Agent and to the extent not cost prohibitive (as determined by the Agent), promptly (within five (5) days after such request) cause each of its Foreign Subsidiaries to complete the execution and delivery of the Collateral Documents as required by the Agent.

      4.8 Upon request by the Agent, promptly complete all matters required by the Agent for full implementation of the dominion of funds arrangement between the Borrowers and the Agent and otherwise cooperate with the implementation of such arrangement.

      4.9 Promptly execute and deliver, and cause each Guarantor to execute and deliver, such other documents as the Agent or the Lenders may reasonably request.

                                   ARTICLE 5.
                                 MISCELLANEOUS.
                                 --------------

      5.1 CROSS REFERENCES. References in the Credit Agreement or in any note, certificate, instrument or other document to the "Credit Agreement" shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.

      5.2 EXPENSES AND COSTS. Each Borrower, jointly and severally, agrees to pay and to save the Agent and the Lenders harmless for the payment of all fees, out-of-pocket disbursements, and other costs and expenses incurred by or on behalf of the Agent or any Lender arising in any way in connection with this Amendment, or any other document relating to indebtedness described in the recitals to this Amendment, including the fees and expenses of Dickinson Wright PLLC, counsel to the Agent, and Jay Alix & Associates, Inc., consultant to the Agent, and specifically including, without limitation, (a) the cost of any financial audit or inquiry conducted by the Agent, any Lender or their consultants, (b) the fees and expenses of counsel for the Agent or any Lender for the work performed as a result of the Borrowers' defaults or financial problems, and for the preparation, examination and approval of this Amendment or any documents in connection with this Amendment, (c) for the payment of all fees and out-of-pocket disbursements incurred by the Agent or any Lender, including attorneys' fees, in any way arising from or in connection with any action taken by the Agent or any Lender to monitor, advise, enforce or collect the obligations described in the recitals hereto or to enforce any obligations of the Borrowers or any Guarantor under this Amendment or the other documents referred to herein, including any actions to lift the automatic stay or to otherwise in any way participate in any bankruptcy, reorganization or insolvency proceeding of any Borrower or Guarantor or in any trial or appellate proceedings, and (d) any expenses or fees (including attorneys' fees) incurred in relation to or in defense of any litigation instituted by any Borrower, any Guarantor or any third party against the Agent or any Lender arising from or relating to the obligations described in the recitals hereto or this Amendment, including any so-called "lender liability" action. All of these expenses and fees (including attorneys' fees) shall be part of the Obligations owing under the Credit Agreement, and shall be secured by all of the collateral described in the Collateral Documents. In the event the Borrowers fail to pay any such fees, expenses and costs within five (5) days of being invoiced therefor, the Agent or the Lenders, as the case may be, shall be permitted to charge the accounts of any Borrower for such fees, expenses and costs, without prejudice to any other rights or remedies of the Agent or the Lenders. The rights and remedies of the Agent and the Lenders contained in this paragraph shall be in addition to, and not in lieu of, the rights and remedies contained in the Credit Agreement, the Collateral Documents and as otherwise provided by law.

      5.3 WAIVER OF EXISTING DEFAULTS. The Borrowers have requested that the Lenders and the Agent waive the Existing Defaults subject to the terms and conditions set forth herein. Pursuant to such request, the Lenders and the Agent hereby waive the Existing Defaults for the period prior to the effectiveness of this Amendment and, so long as there is no occurrence of a new Default (for purposes hereof, a new Default includes a new or further violation of any of the sections of the Credit Agreement implicated in any of the Existing Defaults), for the remainder of the Restructuring Period. Such waiver shall not extend to any period of time after the Restructuring Period except to the extent expressly provided in a further written agreement among the Borrowers and the Required Lenders, provided that such waiver shall automatically survive the expiration of the Restructuring Period if the Borrowers are then in full compliance with all provisions of the Loan Documents (as amended by this Amendment but without the benefit of any waiver of defaults except as set forth in this Section 5.3). The Borrowers acknowledge and agree that the waiver contained herein is a limited, specific and one-time waiver as described above. Such limited waiver (a) shall not modify or waive any other term, covenant or agreement contained in any of the Loan Documents, and (b) shall not be deemed to have prejudiced any present or future right or rights which the Agent or the Lenders now have or may have under this Amendment, the Credit Agreement (as modified hereby) or the other Loan Documents.

      5.4 RELEASE. Each Borrower and each Guarantor represents and warrants that it is not aware of any claims or causes of action against the Agent or any Lender, any participant lender or any of their successors or assigns, and that it has no defenses, offsets or counterclaims with respect to the indebtedness owed by the Borrowers to the Lenders. Notwithstanding this representation and as further consideration for the agreements and understandings herein, the Borrowers and Guarantors, on behalf of themselves and their respective employees, agents, executors, heirs, successors and assigns, hereby release the Agent and the Lenders, their respective predecessors, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, successors and assigns, from any liability, claim, right or cause of action which now exists or hereafter arises as a result of acts, omissions or events occurring on or prior to the date hereof, whether known or unknown, including but not limited to claims arising from or in any way related to the Credit Agreement or the business relationship among the Borrowers, the Guarantors, the Agent and the Lenders.

      5.5 PERFORMANCE BY LENDERS AND AGENT; NO AGENCY; BORROWERS REMAIN IN CONTROL. Each Borrower and each Guarantor acknowledges and agrees that the Agent and the Lenders have fully performed all of their obligations under the Credit Agreement and all documents executed in connection with the Credit Agreement, and that all actions taken by the Agent and the Lenders are reasonable and appropriate under the circumstances and within their rights under the Credit Agreement and all other documents executed in connection therewith and otherwise available. The actions of the Agent and the Lenders taken pursuant to this Amendment and the documents referred to herein are in furtherance of the efforts of the Agent and the Lenders as secured lenders seeking to collect the obligations owed to the Lenders. Nothing contained in this Amendment shall be deemed to create a partnership, joint venture or agency relationship of any nature among the Borrowers and the Lenders or the Agent. The Borrowers, the Guarantors, the Agent and the Lenders agree that notwithstanding the provisions of this Amendment, each Borrower remains in control of its business operations and determines the business plans (including employment, management and operating directions) for its business.

      5.6 ENTIRE AGREEMENT; SEVERABILITY. The Credit Agreement, as previously amended and as amended by this Amendment, constitutes the entire understanding of the parties with respect to the subject matter hereof and may only be modified or amended by a writing signed by the party to be charged. If any provision of this Amendment is in conflict with any applicable statute or rule of law or otherwise unenforceable, such offending provision shall be null and void only to the extent of such conflict or unenforceability, but shall be deemed separate from and shall not invalidate any other provision of this Amendment.

      5.7 NO OTHER PROMISES OR INDUCEMENTS. There are no promises or inducements which have been made to any signatory hereto to cause such signatory to enter into this Amendment other than those which are set forth in this Amendment. Each Borrower and each Guarantor acknowledges that its authorized officers have thoroughly read and reviewed the terms and provisions of this Amendment and are familiar with same, that the terms and provisions contained herein are clearly understood by the Borrower or Guarantor and have been fully and unconditionally consented to by the Borrower or Guarantor, and that the Borrower or Guarantor has had full benefit and advice of counsel of its own selection, or the opportunity to obtain the benefit and advice of counsel of its own selection, in regard to understanding the terms, meaning and effect of this Amendment, and that this Amendment has been entered into by the Borrower and Guarantor freely, voluntarily, with full knowledge, and without duress, and that in executing this Amendment, the Borrower and Guarantor is relying on no other representations, either written or oral, express or implied, made by any other party hereto, and that the consideration hereunder received by the Borrower has been actual and adequate.

      5.8 SUFFICIENCY OF RESTRUCTURING PERIOD. Each Borrower represents that:
(a) it has no intention to file or acquiesce in the filing of any bankruptcy or insolvency proceeding hereafter, absent approval on behalf of the Agent and the Lenders of such proceeding; and (b) the Restructuring Period and forbearance allowed by this Amendment are sufficient for the Borrowers to accomplish the commitments they have undertaken in this Amendment.

      5.9 RATIFICATION. The Borrowers agree that the Credit Agreement, the Collateral Documents and all other documents and agreements executed by the Borrowers or the Guarantors in connection with the Credit Agreement in favor of the Agent, the Collateral Agent or any Lender are ratified and confirmed and shall remain in full force and effect as amended hereby, and that there is no set off, counterclaim or defense with respect to any of the foregoing. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

      5.10 COUNTERPARTS; EFFECTIVENESS. This Amendment may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile copies of signatures shall be treated as original signatures for all purposes under this Amendment. This Amendment shall become effective as of June 29, 2001 when each of the following has been satisfied:

         (a) Receipt by the Agent of counterparts of this Amendment duly executed by the Borrowers and the Required Lenders, and counterparts of the Consent and Agreement annexed hereto duly executed by each Guarantor.

         (b) Payment of the amendment fee required under this Amendment. In the event such fee is not received immediately upon execution of this Amendment by the Borrowers, the Agent is authorized at any time thereafter to charge the Company's account(s) in the amount of such fee.

         (c) Receipt by the Agent of copies, certified by the Secretary or Assistant Secretary of each Borrower and each Guarantor, of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of this Amendment and all Collateral Documents to be executed in connection herewith to which such Borrower or such Guarantor, as applicable, is a party.

         (d) Receipt by the Agent of an incumbency certificate, executed by the Secretary or Assistant Secretary of each Borrower and each Guarantor, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of each Borrower and each Guarantor authorized to sign this Amendment and all Collateral Documents to be executed in connection herewith to which each Borrower and each Guarantor is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Borrower and such Guarantor.

         (e) Receipt by the Agent of a written opinion of the general counsel of the Borrowers and the Guarantors, addressed to the Agent and Lenders and in form and substance satisfactory to the Agent.

         (f) Receipt by the Agent of executed copies of all Collateral Documents and other documents in connection therewith requested by the Agent, together with all necessary consents and other related documents in connection therewith, insurance certificates, financing statements, environmental reports, opinions of foreign counsel, original stock certificates and related transfer powers, UCC, judgment and other lien and encumbrance searches, title searches and insurance, surveys and other documents required by the Agent, provided that certain items may be delivered within 30 days of the date hereof pursuant to the terms of any post closing letter agreement approved by the Agent.

         (g) The Company and the Noteholders shall have executed an amendment to the Senior Note Agreement, which amendment shall be satisfactory in form and substance to the Agent, and the Agent, the Lenders and the Noteholders shall have executed an amendment to that certain Intercreditor and

Collateral Agency Agreement dated as of June 9, 2000, which amendment shall be satisfactory in form and substance to the Agent.

         (h) Delivery of such other agreements and documents, and the satisfaction of such other conditions as may be reasonably required by the Agent, including without limitation a solvency certificate of each Borrower, and such evidence of the perfection and priority of all liens and security interests as required by the Agent, all of which shall be satisfactory to the Agent and its counsel to the extent required by the Agent.

      5.11 OTHER DOCUMENTS. Each Borrower and each Guarantor agrees to execute and deliver any and all documents reasonably deemed necessary or appropriate by the Agent or the Lenders to carry out the intent of and/or to implement this Amendment.

      5.12 GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to choice of law principles of such State.

      5.13 MISCELLANEOUS. This Amendment is made for the sole benefit and protection of the Borrowers, the Agent and the Lenders and their respective successors and permitted assigns (provided that the Borrowers shall not be permitted, absent the prior written consent of all of the Lenders, to assign any of their respective rights or obligations under this Amendment). No other person or entity shall have any rights whatsoever under this Amendment. Time shall be of the strictest essence in the performance of each and every one of the Borrowers' obligations hereunder.

      5.14 CONSTRUCTION. This Amendment shall not be construed more strictly against the Lenders or the Agent merely by virtue of the fact that the same has been prepared by the Lenders and the Agent or their counsel, it being recognized that the Borrowers, the Guarantors, the Agent and the Lenders have contributed substantially and materially to the preparation of this Amendment, and each of the parties hereto waives any claim contesting the existence and the adequacy of the consideration given by any of the other parties hereto in entering into this Amendment.

      5.15 HEADINGS. The headings of the various paragraphs in this Amendment are for convenience of reference only and shall not be deemed to modify or restrict the terms or provisions hereof.

      5.16 NOTICES TO THE AGENT. Pursuant to Section 14.2 of the Credit Agreement, future notices to the Agent should be addressed to the Attention of Oliver J. Glenn, III, First Vice President, Mil-8095, 611 Woodward Avenue, Detroit, Michigan 48226, telephone 313-225-3959, facsimile 313-225-4355, with a copy to William T. Burgess, Dickinson Wright PLLC, 500 Woodward, Suite 4000, Detroit, Michigan 48226, telephone 313-223-3634, facsimile 313-223-3598.

      5.17 WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION. (a) The Borrowers, each Guarantor, each Lender and the Agent hereby specifically ratifies and confirms the waiver of jury trial set forth in Section 16.2 of the Credit Agreement. Without limiting the generality of the preceding ratification and confirmation, the Borrowers, each Guarantor, each Lender and the Agent, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right any of them may have to a trial by jury in any litigation or proceeding based upon or arising out of this Amendment or any related instrument or agreement or any of the transactions contemplated by this Amendment or any conduct, dealing, statements (whether oral or written) or actions of any of them. None of the Borrowers, the Guarantors, the Lenders or the Agent shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any party hereto except by a written instrument executed by such party.

      (b) Each Borrower and each Guarantor agrees that any legal action or proceeding with respect to this Amendment or any related instrument or agreement, including the Credit Agreement as previously amended and as amended hereby, or with respect to the transactions contemplated hereby, may be brought in any court of the State of Michigan, sitting in or having jurisdiction over the County of Wayne, Michigan, or in any federal court located within the Eastern District of Michigan, and Borrowers and Guarantors hereby submit to and accept generally and unconditionally the non-exclusive jurisdiction of those courts with respect to their person and property and irrevocably consent to service of process in connection with any such action or proceeding by mailing such service of process (certified or registered, if capable of certification or registration) to Borrowers and/or Guarantors at the address they may have from time to time provided to the Agent. Borrowers and Guarantors hereby irrevocably waive any objection based upon jurisdiction, improper venue or FORUM NON CONVENIENS in any such suit or proceeding in the above-described courts. Nothing contained herein shall limit the right of the Agent or the Lenders to serve process in any other manner permitted by law or limit the right of the Agent or the Lenders to commence any such action or proceeding in the courts of any other jurisdiction. Any judicial proceeding by any Borrower or any Guarantor against the Agent or any Lender involving this Amendment shall be brought only in a court in Wayne County, Michigan or federal court located within the Eastern District of Michigan.

                             [signatures next page]

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date and year first above written.


                                         CORRPRO COMPANIES, INC.

                                         By:    /s/ Kurt R. Packer
                                                --------------------------------
                                         Title: Executive Vice President
                                                --------------------------------


                                        CSI COATING SYSTEMS INC.

                                        By:     /s/ Kurt R. Packer
                                                --------------------------------
                                        Title:  Authorized Signature
                                                --------------------------------

                                        BANK ONE, MICHIGAN, AS AGENT AND AS A
                                        LENDER

                                        By:     /s/ Oliver J. Glenn, III
                                                --------------------------------
                                        Title:  First Vice President
                                                --------------------------------

                                        PNC BANK, NATIONAL ASSOCIATION

                                        By:     /s/ Lawrence E. Reynolds
                                                --------------------------------
                                        Title:  Vice President
                                                --------------------------------

                                        KEY BANK

                                        By:     /s/ L. James Forshey
                                                --------------------------------
                                        Title:  Vice President
                                                --------------------------------

                                        FIRSTMERIT BANK

                                        By:     /s/ Edward Yannayon
                                                --------------------------------
                                        Title:  Vice President
                                                --------------------------------

                                        COMERICA BANK

                                        By:     /s/ Brian Marshall
                                                --------------------------------
                                        Title:  Vice President
                                                --------------------------------

                                        FIFTH THIRD BANK, NORTHEASTERN OHIO

                                        By:     /s/ David Williams
                                                --------------------------------
                                        Title:  Vice President
                                                --------------------------------

                       CONSENT AND AGREEMENT OF GUARANTORS
                       -----------------------------------


      As of the date and year first above written, each of the undersigned hereby:

      (a) fully consents to the terms and provisions of the above Amendment and the consummation of the transactions contemplated thereby and agrees to all terms and provisions of the above Amendment applicable to it;

      (b) agrees that each Guaranty, Collateral Document and all other agreements executed by any of the undersigned in connection with the Credit Agreement or otherwise in favor of the Agent or the Lenders (collectively, the "Guarantor Documents") are hereby ratified and confirmed and shall remain in full force and effect, and each of the undersigned acknowledges that it has no setoff, counterclaim or defense with respect to any Guarantor Document; and

      (c) acknowledges that its consent and agreement hereto is a condition to the Lenders' obligation under this Amendment and it is in its interest and to its financial benefit to execute this consent and agreement.

                                        GOOD-ALL ELECTRIC, INC.


                                        By:     /s/ Kurt R. Packer
                                                --------------------------------
                                            Its: Vice President
                                                --------------------------------

                                        BASS SOFTWARE, INC.

                                        By:     /s/ Kurt R. Packer
                                                --------------------------------
                                            Its: Vice President
                                                --------------------------------

                                        CATHODIC PROTECTION SERVICES COMPANY

                                        By:     /s/ Kurt R. Packer
                                                --------------------------------
                                            Its: Vice President
                                                --------------------------------

                                        OCEAN CITY RESEARCH CORP.

                                        By:     /s/ Kurt R. Packer
                                                --------------------------------
                                            Its: Vice President
                                                --------------------------------

                                        CCFC, INC.


                                        By:     /s/ Kurt R. Packer
                                                --------------------------------
                                            Its: Vice President
                                                --------------------------------

                                        ROHRBACK COSASCO SYSTEMS, INC.


                                        By:     /s/ Kurt R. Packer
                                                --------------------------------
                                            Its: Vice President
                                                --------------------------------